Exhibit 99.1

DEXTERA SURGICAL REPORTS FISCAL 2018 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – November 9, 2017 – Dextera Surgical Inc. (Nasdaq: DXTR), a company developing and commercializing the MicroCutter 5/80™ Stapler, today announced financial results for its fiscal first quarter ended September 30, 2017.

“We are making progress toward resolving our component and raw material supply challenges and expect to begin shipping reloads in December and to resolving our current backorder of $225,000 and returning to production,” said Julian Nikolchev, president and CEO of Dextera Surgical Inc. “In addition, Intuitive Surgical informed us that it plans to pursue development of robotic staplers based on conventional staple technology and will not continue development of the MicroCutter technology at this time.”

“In light of the state of our business, we continue to pursue strategic options including the sale of some or all of our assets, raising adequate additional capital, cost containment initiatives and a potential filing for bankruptcy.”

Recent Highlights and Accomplishments:

●	Sponsored an international hands-on training course for thoracic surgeons from across Europe focused on advanced techniques for video-assisted thoracic surgery (VATS).
●

Received clearance from the U.S. Food and Drug Administration to use the MicroCutter 5/80 Stapler and MicroCutter 30 White and Curved Tip White Reloads in conjunction with open solid organ parenchymal dissection techniques including organs such as the liver, kidney, pancreas and spleen.

●	The MicroCutter 5/80 and the C-Port® Distal Anastomosis Systems were featured in three oral presentations at the 31st Annual European Association for Cardio-Thoracic Surgery.

Fiscal 2018 First Quarter Financial Results

Total product sales were approximately $0.6 million for the fiscal 2018 first quarter compared with $0.4 million for the same quarter of fiscal 2017. MicroCutter sales were approximately $203,000 in the fiscal 2018 first quarter with approximately $180,000 in backorders compared to $359,000 of sales and $75,000 in backorders in the fourth quarter of fiscal 2017. The sequential decrease in MicroCutter product sales is due to production constraints for the blue and white reloads from both unanticipated variability in raw materials and implementation of improved design changes taking longer than plan. Total revenue was approximately $0.7 million for the fiscal 2018 first quarter compared with approximately $0.5 million for the fiscal 2017 first quarter.

Total operating costs and expenses for the fiscal 2018 first quarter were $4.5 million, compared with $4.3 million for the same period of fiscal 2017. Cost of product sales was approximately $1.0 million for the first quarter of fiscal 2018 compared with $0.5 million for the same period of 2017. Research and development expenses were $1.7 million for the fiscal 2018 first quarter, compared with $1.8 million for the fiscal 2017 first quarter. Selling, general and administrative expenses were $1.8 million for the fiscal 2018 first quarter compared with $2.0 million for the comparable period of fiscal 2017.

The net loss for the fiscal 2018 first quarter before the deemed preferred stock dividend was approximately $3.5 million. Additionally, net loss applicable to common stockholders included a deemed (non-cash) preferred stock dividend of $0.1 million, representing the value of beneficial conversion rights embedded in the preferred shares issued in the company’s recently completed convertible preferred stock public offering. This amount was determined as the difference between fair value of common stock into which preferred shares are convertible and the proceeds of the financing allocated to the preferred shares. The total net loss attributable to common stockholders for the fiscal 2018 first quarter was $3.6 million, or $0.09 per share. Net loss attributable to common stockholders for the fiscal 2017 first quarter was approximately $4.0 million, or $0.44 per share. Cash and cash equivalents, as of September 30, 2017, were approximately $4.2 million, compared with approximately $6.0 million at June 30, 2017. As of September 30, 2017, there were approximately 48.2 million shares of common stock outstanding, which includes the conversion of all previously outstanding Series A convertible preferred stock and all but 172 shares of Series B convertible preferred stock.

Milestones

Management’s key objectives in the near term are as follows:

●	Begin shipping MicroCutter 5/80 reloads by the end of calendar 2017;
●	Execute corporate agreement, asset sales, strategic partnership or possibly file for bankruptcy; and,
●	Evaluate and execute initiatives to reduce cost structure and improve long-term gross margins.

About Dextera Surgical

Dextera Surgical designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

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Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s and its management objectives in Mr. Nikolchev’s quote and under the caption “Milestones,” are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2017, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com

Dextera Surgical Inc.
Consolidated Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2017	2016
	(unaudited)
Revenue
Product sales, net	$572	$427
License and development revenue	105	26
Royalty revenue	17	14
Total	694	467

Operating costs and expenses
Cost of product sales	951	515
Research and development	1,748	1,768
Selling, general and administrative	1,824	2,019
Total operating costs and expenses	4,523	4,302

Loss from operations	(3,829)	(3,835)
Interest and other income	442	13
Interest expense	(150)	(133)
Net loss	(3,537)	(3,955)

Deemed dividend attributable to convertible preferred stock	(101)	-
Net loss allocable to common stockholders	$(3,638)	$(3,955)

Basic net loss per share allocable to common stockholders	$(0.09)	$(0.44)

Diluted net loss per share allocable to common stockholders	$(0.09)	$(0.44)

Shares used in computing basic net loss per share allocable to common stockholders	42,660	8,928

Shares used in computing diluted net loss per share allocable to common stockholders	45,199	8,928

Consolidated Balance Sheets
(amounts in thousands)

	September 30,	June 30,
	2017	2017
Assets	(unaudited)
Cash and cash equivalents	4,180	$6,010
Accounts receivable	342	608
Inventories	1,172	1,311
Other assets	836	942
Total assets	$6,530	$8,871

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,739	$2,296
Warrant liabilities	6,789	$8,638
Deferred revenue	2,845	2,902
Long term debt	3,448	3,473
Total stockholders' equity	(8,291)	(8,438)
Total liabilities and stockholders' equity	$6,530	$8,871